UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
September 29, 2015

ALLIED HEALTHCARE PRODUCTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-19266	25-1370721
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1720 Sublette Avenue, St. Louis, Missouri (Address of principal executive offices)	63110 (Zip Code)

Registrant’s telephone number, including area code
(314) 771-2400

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On September 29, 2015, Allied Healthcare Products, Inc. (“Allied” or the “Company”) received notice from The Nasdaq Stock Market ("Nasdaq") that it had failed to maintain the minimum required market value of publicly held shares of $5,000,000 for 30 consecutive business days, as required under Nasdaq Listing Rule 5450(b)(1)(c). This notice has no immediate effect on the Company's Nasdaq listing and the Company's shares will continue to trade under the symbol "AHPI," subject to the Company regaining compliance as discussed below.

In accordance with Nasdaq Listing Rule 5810(c)(3)(D), the Company has a period of 180 calendar days to regain compliance with the market value of publicly held shares rule. The Company will regain compliance if at any time before March 28, 2016, market value of the Company’s publicly held shares, based on closing price, exceeds $5,000,000.00 for a minimum of 10 consecutive business days.

The Company will consider whether to apply to transfer its common stock to the NASDAQ Capital Market, which requires a $1,000,000 minimum market value of publicly held shares. The ability to transfer to the NASDAQ Capital Market would be dependent upon the Company meeting the applicable listing requirements for that exchange. If the Company is eligible to, and decides to, transition to the NASDAQ Capital Market, the transition would not impact the Company’s obligation to file periodic reports and other reports with the Securities and Exchange Commission under applicable federal securities laws. If the Company does not transfer its securities to the NASDAQ Capital Market or regain compliance with Rule 5450(b)(1)(c) by March 28, 2016, the NASDAQ staff will issue a notice that its securities are subject to delisting. The Company then has the right to appeal the decision to a NASDAQ Listing Qualifications Panel, but there can be no assurance the Staff would grant the Company's request for continued listing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ALLIED HEALTHCARE PRODUCTS, INC.

Date: September 30, 2015	By:	/s/ Daniel C. Dunn
Daniel C. Dunn
Chief Financial Officer